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                                                                      EXHIBIT 5

                                  May 6, 2002

ALLTEL Corporation
One Allied Drive
Little Rock, Arkansas  72202

Ladies and Gentlemen:

         We have acted as counsel to ALLTEL Corporation, a Delaware corporation (the "Company") in connection with its preparation and filing with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended (the "Securities Act"), of the Prospectus Supplement, dated April 30, 2002, to the Prospectus, dated April 10, 2002 (the "Prospectus"), included as part of the Registration Statement on Form S-3 (File No. 333-85142) of the Company filed on March 28, 2002 and which was declared effective on April 10, 2002 (the "Registration Statement"), relating to the offering by the Company of up to 25,000,000 Equity Units, which may be increased to 28,750,000 Equity Units if the underwriters' overallotment option is exercised in full (collectively, the "Equity Units"). Each Equity Unit will initially consist of a Corporate Unit (each a "Unit" and collectively, the "Units"), each with a stated amount of $50, and each of which will initially consist of (i) a purchase contract (the "Purchase Contract") under which the holder agrees to purchase shares of common stock, $1.00 par value (the "Common Stock"), of the Company on May 17, 2005, and (ii) $50 principal amount of the Company's senior notes due May 17, 2007 (the "Notes") issued pursuant to the Indenture (as defined below).

         The Company issued the Units pursuant to that certain Terms Agreement (which includes as Annex A thereto the "Underwriting Agreement for Equity Units
- Basic Provisions"), dated as of April 30, 2002, among the Company and
Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated,
Banc of America Securities LLC, Salomon Smith Barney Inc., First Union Securities, Inc., Banc One Capital Markets, Inc., McDonald Investments
Inc., Stephens Inc., and Sun Trust Capital Markets, Inc., as the underwriters.

         The Company issued the Notes under the Indenture dated January 1, 1987 between the Company and J.P. Morgan Trust Company, National Association (as successor to Ameritrust Company National Association), as Trustee, the First Supplemental Indenture dated March 1, 1987, the Second Supplemental Indenture dated April 1, 1989, the Third Supplemental Indenture of May 8, 1990, the Fourth Supplemental Indenture dated March 1, 1991, the Fifth Supplemental Indenture dated October 1, 1993, the Sixth Supplemental Indenture dated April 1, 1994, the Seventh Supplemental Indenture dated September 1, 1995, the Eighth Supplemental Indenture dated March 1, 1996, the Ninth Supplemental Indenture dated April 1, 1999 and the Tenth Supplemental Indenture dated May 6, 2002 (collectively, the "Indenture").

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

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         In so acting, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery of such documents by the parties to such documents, and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

         Based upon the foregoing, and subject to all of the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

          (1) The Notes offered under the Indenture constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

          (2) The Purchase Contracts constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

          (3) The Units constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

          (4) The shares of Common Stock subject to the Purchase Contact have been duly authorized and reserved for issuance and, when issued and delivered by the Company pursuant to the terms of the Purchase Contract Agreement, will be validly issued, fully paid and nonassessable.
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         We express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of New York with respect to instruments and agreements specifically governed by the laws of such jurisdictions, the corporate laws of the State of Delaware and the Delaware case law decided thereunder and the federal laws of the United States of America. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that is included in the Registration Statement.

                                        Very truly yours,

                                        /s/ Kutak Rock LLP

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